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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
                                                                     Page 1 of 2

COMPANY CONTACT:

Michael Sophie
Chief Financial Officer
(408) 866-3666


  P-COM, INC. ENTERS INTO AN AGREEMENT FOR A $15 MILLION EQUITY INVESTMENT
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     CAMPBELL, CA--December 22, 1998--P-Com, Inc. (NASDAQ National Market:
PCMS) announced today that it has entered into an agreement for a $15 million convertible preferred stock private placement with three investors, Castle Creek Partners, LLC, Marshall Capital Management, and Heights Capital Management. Each of the Investors specializes in equity investments in public technology companies. Under the terms of the purchase agreement, P-Com will sell 15,000 shares of newly designated Series B Convertible Preferred Stock for an aggregate purchase price of $15 million. PaineWebber Incorporated served as the Company's placement agent on this transaction.

     The Series B Convertible Preferred Stock is convertible into shares of Common Stock immediately upon issuance, at conversion rates that vary with time and with the occurrence of certain events, and, subject to certain exceptions, will automatically convert into Common Stock three years after the date of its issuance by the Company. The Series B Convertible Preferred Stock will accrue a 6% per year premium, payable in cash or Common Stock, and carries 25% Common Stock purchase warrant coverage, which is exercisable at a premium to the current stock price. The Series B Convertible Preferred Stock is redeemable upon the occurrence of certain events.

     "This financing will strengthen the cash position on our balance sheet, positioning us to pursue P-Com's growth opportunities," said Michael J. Sophie, Chief Financial Officer of the Company.

     The securities to be issued in the private placement are not registered under the Securities Act of 1933, as amended (the "Act"), and will be offered and sold in the United States under the exemption from registration requirements provided by Regulation D promulgated under the Act. The Company will be filing a registration statement covering the resale of the Common Stock underlying the Series B Convertible Preferred Stock and warrants.

     P-Com, Inc. develops, manufactures and markets network access systems for the worldwide wireless telecommunications market. The point-to-point, spread spectrum, and point-to-multipoint radio links provided by P-Com are designed to satisfy the network requirements of cellular and personal communications services, corporate communications, public utilities and local governments. In addition, P-Com provides comprehensive network services including system and program planning and management, path design and installation. P-Com also provides network performance monitoring devices.


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P-COM, INC. ENTERS INTO AN AGREEMENT FOR A $15 MILLION EQUITY INVESTMENT
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     P-Com, Inc., with world headquarters in Campbell, California, USA and offices in Florida, New Jersey, Virginia, the UK, Italy, France, Germany, Poland, Mexico, and China, is an ISO 9001 certified company. For additional information, contact P-Com at:

   P-Com, Inc. * 3175 S. Winchester Boulevard * Campbell, CA  95008 * USA
                 TEL:  (408) 866-3666 * FAX:  (408) 866-3655

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